Heritage-Crystal Clean, Inc. Announces Second Quarter 2023 Financial Results

Second Quarter Highlights Include:

•Revenue for the second quarter of 2023 was $192.2 million, compared to $156.6 million for the same quarter of 2022, an increase of 22.7%.

•Environmental Services segment revenue of $96.0 million represents a record high for a three-month quarter, an increase of 22.8% from the year-ago quarter.

•Environmental Services segment profit before corporate selling, general and administrative expenses was a three-month quarter record of $23.9 million, an increase of 28.3% from the recast profit of the year-ago quarter.

•Industrial and Field Services segment revenue was a record $47.1 million, an increase of 243.5% from the year-ago quarter. Compared to the first quarter of 2023, this represents an increase of $1.3 million or 3%.

•Industrial and Field Services segment profit before corporate selling, general and administrative expenses was $7.5 million, an increase of $6.3 million from the recast profit from the year-ago quarter.

Hoffman Estates, IL, August 9, 2023 — Heritage-Crystal Clean, Inc. (Nasdaq: HCCI), a leading provider of parts cleaning, hazardous and non-hazardous waste services, used oil re-refining, antifreeze recycling, industrial and field services, and emergency and spill response services today announced results for the second quarter which ended June 30, 2023.

Second Quarter Review

Beginning with our 2023 fiscal year, we changed our financial reporting cycle to a calendar year-end and end-of-month quarterly reporting cycle. The second quarter of 2023 includes 5 additional working days as a result of our fiscal quarter change. We estimate that the additional working days resulted in an increase in revenues of 7.8% in the second quarter of 2023 when compared to the second quarter of 2022 for the Environmental Services and Industrial & Field Services segments. Absent the significant decrease in base oil pricing, we would have otherwise estimated a similar impact in the Oil Business from the change in fiscal quarter.

Revenue for the second quarter of 2023 was $192.2 million compared to $156.6 million for the second quarter of 2022, an increase of 22.7%.

Overall operating profit decreased by $9.5 million and as a percentage of revenue decreased to 19.3% compared to 29.7% during the second quarter of 2022. This decrease in profit margin was driven primarily by the decrease in revenues in the Oil Business segment as well as higher costs due to lower solvent and oil inventory values, and higher re-refinery turnaround expenses. Our second quarter corporate SG&A expense was $23.4 million, or 12.2% of revenue, compared to $16.5 million, or 10.5% of revenue, for the second quarter of 2022. As a result of the 5 additional working days in the second quarter of 2023 compared to the second quarter of 2022, we estimate current quarter corporate SG&A expenses were higher by $1.8 million.

Net income for the second quarter was $8.6 million compared to net income of $21.1 million in the year-ago quarter. Basic earnings per share were $0.36 compared to $0.90 in the year-ago quarter.

Heritage-Crystal Clean, Inc. Acquisition by J.F. Lehman & Company

On July 19, 2023, the Company announced that it has entered into a definitive merger agreement (the “merger agreement”) to be acquired by an investment affiliate of J.F. Lehman & Company (“JFLCO”), a leading private equity investment firm focused on the aerospace, defense, maritime and environmental sectors, in an all-cash transaction that values the Company at approximately $1.2 billion (the “merger”). Under the terms of the merger agreement, JFLCO will acquire all the outstanding shares of the Company for $45.50 per share in cash. The purchase price represents a premium of approximately 24.9% to the Company’s 60-day volume-weighted average price on July 19, 2023, the last full trading day prior to the public announcement of the transaction. The transaction is expected to close in the fourth quarter of 2023, subject to customary closing conditions, including approval by the Company shareholders and the expiration of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976. Upon completion of the transaction, the Company will become a privately held company and shares of the Company common stock will no longer be listed on the Nasdaq Stock Exchange or trade in any other public market.

Due to the pending transaction with J.F. Lehman, the Company will not be hosting a conference call for the second quarter of 2023.

Segments

Effective January 1, 2023, the Company revised its reportable segments based on our investment in Patriot Environmental Services in 2022. Previously we had two reportable segments: "Environmental Services," and "Oil Business." Under the revised segment presentation, the Company now has three reportable segments: "Environmental Services," "Oil Business," and "Industrial & Field Services." Prior period segment results presented for comparative purposes below have been recast to reflect the newly reportable segment, Industrial & Field Services, as a separate segment.

Our Environmental Services segment includes parts cleaning, containerized waste management, wastewater vacuum services, and antifreeze recycling activities. Environmental Services revenue was $96.0 million during the quarter compared to $78.2 million during the second quarter of fiscal 2022. The 22.8% increase in revenue was mainly due to the continued increase in demand and higher prices for our services compared to the prior year quarter. We experienced revenue increases across all service lines in the segment when compared to the second quarter of 2022. Environmental Services profit before corporate selling, general, and administrative expenses was $23.9 million, or 24.9% of revenue, compared to the recast profit of $18.6 million, or 23.8% of revenue, in the year-ago quarter. The increase in operating margin was mainly driven by increased revenues in comparison with the increase in our labor and transportation expenses.

President and CEO Brian Recatto commented, "We are pleased with the strong revenue growth and continued improvement in the operating margin in this segment. Early in the third quarter, we implemented another price increase in our containerized waste business to help offset continual cost increases from some of our disposal vendors. We are confident this action will allow us to show continued, incremental improvement in our operating margin percentage in this segment in the coming quarters."

The Industrial & Field Services segment consists of the Company's industrial and field services, as well as the activities at our non-hazardous waste processing facilities. Industrial & Field Services revenue was $47.1 million for the second quarter of fiscal 2023 compared to $13.7 million for the second quarter of fiscal 2022. The $33.4 million increase in revenue was mainly driven by revenue from our acquisition of Patriot Environmental Services during the second half of 2022 and, to a lesser extent, by higher demand and increased prices for our products and services. Industrial & Field Services profit before corporate SG&A expense increased $6.3 million, or 538.7%, in the second quarter of 2023 compared to the second quarter of fiscal 2022 mainly driven by revenue from our acquisition of Patriot Environmental Services. Operating margin for the second quarter of 2023 was 16.0% compared to the recast margin of 8.6% in the second quarter of 2022. The increase in operating margin was mainly driven by the higher margin from our acquisition of Patriot Environmental Services compared to our legacy Industrial & Field Services business.

Recatto commented, "Despite activity at some of our customers in this segment being less than forecasted, we were still able to produce incremental revenue growth and higher operating margin dollars compared to the first quarter of 2023. We are also optimistic that we will generate additional growth as we continue to invest and expand our PFAS infrastructure and service offering."

Our Oil Business segment includes used oil collection and re-refining activities, as well as sales of recycled fuel oil. During the second quarter of 2023, Oil Business revenue was $49.1 million, a decrease of $15.6 million, or 24.1%, compared to $64.8 million in the second quarter of fiscal 2022. A decrease in base oil sales price was the main driver of the decrease in revenue compared to the prior year quarter. Oil Business segment operating margin decreased to 11.6% in the second quarter of 2023 compared to 41.4% in the second quarter of fiscal 2022. The lower operating margin compared to the second quarter of 2022 was mainly due to a decrease in revenue along with increased transportation expenses, labor costs and higher cost of goods sold.

Recatto commented, "Despite a significant decline in base oil netback, a soft demand market for base oil, and intentionally moving up the timing of our annual extended turnaround to the second quarter, we were still able to produce an operating margin percentage which was consistent with our second quarter conference call expectations.

Since the end of the second quarter we have made great progress on lowering our pay-for-oil. Early in the third quarter of 2023, on a run-rate basis, our pay-for-oil has decreased by approximately $0.10 per gallon compared to our weighted average for the second quarter. We also see signs that the base oil market should improve from both a pricing and a demand standpoint compared to the end of the second quarter."
Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries. This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of our merger agreement with JFLCO; the inability to complete the proposed merger with JFLCO due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger; risks related to disruption of management’s attention from the Company's ongoing business operations due to the proposed merger; unexpected costs, charges or expenses resulting from the proposed merger; The Company's ability to retain and hire key personnel in light of the proposed merger; certain restrictions during the pendency of the proposed merger that may impact the Company's ability to pursue certain business opportunities or strategic transactions; the ability of the buyer to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed merger; potential litigation relating to the proposed merger that could be instituted against the parties to the merger agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; the effect of the announcement of the proposed merger on the Company's relationships with its customers, operating results and business generally; and the risk that the proposed merger will not be consummated in a timely manner, if at all; our ability to successfully integrate our acquisition of Patriot Environmental Services, Inc. and achieve the benefits contemplated by the acquisition; general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility, including a drop in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; the impact of inflationary pressures on our business; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost-effectively collect or purchase used oil or generate operating results; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; the impact of legal proceedings and class action litigation on us and our ability to estimate the cash payments we will make under litigation settlements; our ability to effectively manage our network of branch locations; the control of The Heritage Group over the Company; and the risks identified in the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2023. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

Participants in the Solicitation

The Company and JFLCO and their respective directors, executive officers and other members of management and employees, under Securities and Exchange Commission (“SEC”) rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information about the Company’s directors and executive officers is set forth in the Company's Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Shareholders, which was filed with the SEC on May 1, 2023. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in such 2023 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information concerning the interests of the Company's participants in the solicitation, which may, in some cases, be different than those of the Company's stockholders generally, will be set forth in the Company's proxy statement relating to the proposed merger when it becomes available.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in respect of the proposed acquisition of the Company by JFLCO. In connection with the proposed transaction, the Company intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY'S PROXY STATEMENT (IF AND WHEN AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS ARE OR WILL BE ABLE TO OBTAIN THE DOCUMENTS (if and when available) free of charge at the SEC’s website at www.sec.gov, or free of charge from the Company by directing a request to Mark DeVita, EVP & CFO, at mark.devita@crystal-clean.com.

No Offer or Solicitation
This release is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, hazardous and non-hazardous waste disposal, emergency and spill response, and industrial and field services to vehicle maintenance businesses, manufacturers and other industrial businesses, as well as utilities and governmental entities. Our service programs include parts cleaning, regulated containerized and bulk waste management, used oil collection and re-refining, wastewater vacuum, emergency and spill response, industrial and field services, waste antifreeze collection, recycling and product sales. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Through our used oil re-refining program, during fiscal 2022, we recycled approximately 66 million gallons of used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Through our antifreeze program during fiscal 2022 we recycled approximately 4.5 million gallons of spent antifreeze which was used to produce a full line of virgin-quality antifreeze products. Through our parts cleaning program during fiscal 2022 we recycled 2.3 million gallons of used solvent into virgin-quality solvent to be used again by our customers. In addition, we sold 0.6 million gallons of used solvent into the reuse market. Through our containerized waste program during fiscal 2022 we collected approximately 22 thousand tons of regulated waste which was sent for energy recovery. Through our wastewater vacuum services program during fiscal 2022 we treated approximately 84 million gallons of wastewater. Heritage-Crystal Clean, Inc. is headquartered in Hoffman Estates, Illinois, and operates through 105 branch and industrial services locations serving approximately 104,000 customer locations.

The Company uses its website to make information available to investors and the public at www.crystal-clean.com.
CONTACT: Mark DeVita, Executive Vice President and Chief Financial Officer, at (847) 836-5670

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)

	June 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,100	$22,053
Accounts receivable - net	104,704	114,408
Inventory - net	47,024	40,727
Assets held for sale	—	1,125
Other current assets	14,652	12,989
Total current assets	199,480	191,302
Property, plant and equipment - net	232,318	222,942
Right of use assets	126,290	123,742
Equipment at customers - net	30,157	26,465
Software and intangible assets - net	97,091	102,335
Goodwill	112,236	112,236
Other assets	15,219	15,219
Total assets	$812,791	$794,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$52,602	$55,087
Current portion of lease liabilities	28,490	27,277
Contract liabilities - net	3,259	2,525
Accrued salaries, wages, and benefits	9,339	12,443
Taxes payable	3,211	6,037
Other current liabilities	10,553	12,382
Total current liabilities	107,454	115,751
Lease liabilities, net of current portion	103,426	100,738
Other long term liabilities	770	986
Long-term debt, net of current portion	84,479	89,383
Deferred income taxes	60,765	57,155
Total liabilities	$356,894	$364,013

STOCKHOLDERS' EQUITY:
Common stock - 36,000,000 shares authorized at $0.01 par value, 23,687,649 and 23,593,163 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	$237	$236
Additional paid-in capital	208,913	208,533
Retained earnings	247,057	221,826
Accumulated other comprehensive loss	(310)	(367)
Total stockholders' equity	455,897	430,228

Total liabilities and stockholders' equity	$812,791	$794,241

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	Second Quarter Ended,		First Half Ended,
	June 30, 2023 (91 days)	June 18, 2022 (84 days)	June 30, 2023 (181 days)	June 18, 2022 (168 days)

Revenues
Service revenues	$121,342	$75,584	$240,794	$144,500
Product revenues	62,141	74,789	128,481	139,262
Rental income	8,683	6,274	16,372	12,251
Total revenues	$192,166	$156,647	$385,647	$296,013

Operating expenses
Operating costs	$146,387	$104,755	$286,448	$206,538
Selling, general, and administrative expenses	20,361	15,024	38,061	28,759
Depreciation and amortization	11,802	6,777	23,969	13,285
Other (income) expense - net	(265)	1,001	(734)	791
Operating income	13,881	29,090	37,903	46,640
Interest expense – net	1,929	250	3,743	473
Income before income taxes	11,952	28,840	34,160	46,167
Provision for income taxes	3,310	7,733	8,929	12,182
Net income	$8,642	$21,107	$25,231	$33,985

Net income per share: basic	$0.36	$0.90	$1.07	$1.45
Net income per share: diluted	$0.36	$0.89	$1.06	$1.44

Number of weighted average shares outstanding: basic	23,681	23,489	23,665	23,482
Number of weighted average shares outstanding: diluted	23,931	23,644	23,898	23,640

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(Unaudited)

Second Quarter Ended,
June 30, 2023 (91 days)
(thousands)	Environmental Services	Oil Business	Industrial and Field Services	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$72,018	$2,855	$46,469	$—	$121,342
Product revenues	15,875	46,266	—	—	62,141
Rental income	8,072	11	600	—	8,683
Total revenues	$95,965	$49,132	$47,069	$—	$192,166
Operating expenses
Operating costs	68,459	40,781	37,147	—	146,387
Operating depreciation and amortization	3,641	2,675	2,398	—	8,714
Profit before corporate selling, general, and administrative expenses	$23,865	$5,676	$7,524	$—	$37,065
Selling, general, and administrative expenses				20,361	20,361
Depreciation and amortization from SG&A				3,088	3,088
Total selling, general, and administrative expenses				$23,449	$23,449
Other (income) - net				(265)	(265)
Operating income					13,881
Interest expense – net				1,929	1,929
Income before income taxes					$11,952

Second Quarter Ended,
June 18, 2022 (84 days)
(thousands)	Environmental Services	Oil Business	Industrial and Field Services	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$59,277	$2,604	$13,703	$—	$75,584
Product revenues	12,633	62,156	—	—	74,789
Rental income	6,265	9	—	—	6,274
Total revenues	$78,175	$64,769	$13,703	$—	$156,647
Operating expenses
Operating costs	56,812	35,841	12,102	—	104,755
Operating depreciation and amortization	2,769	2,125	423	—	5,317
Profit before corporate selling, general, and administrative expenses	$18,594	$26,803	$1,178	$—	$46,575
Selling, general, and administrative expenses				15,024	15,024
Depreciation and amortization from SG&A				1,460	1,460
Total selling, general, and administrative expenses				$16,484	$16,484
Other expense - net				1,001	1,001
Operating income					29,090
Interest expense – net				250	250
Income before income taxes					$28,840

First Half Ended,
June 30, 2023 (181 days)
(thousands)	Environmental Services	Oil Business	Industrial and Field Services	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$143,018	$5,665	$92,111	$—	$240,794
Product revenues	32,075	96,406	—	—	128,481
Rental income	15,639	17	716	—	16,372
Total revenues	$190,732	$102,088	$92,827	$—	$385,647
Operating expenses
Operating costs	136,999	77,079	72,370	—	286,448
Operating depreciation and amortization	7,140	5,280	5,476	—	17,896
Profit before corporate selling, general, and administrative expenses	$46,593	$19,729	$14,981	$—	$81,303
Selling, general, and administrative expenses				38,061	38,061
Depreciation and amortization from SG&A				6,073	6,073
Total selling, general, and administrative expenses				$44,134	$44,134
Other (income) - net				(734)	(734)
Operating income					37,903
Interest expense – net				3,743	3,743
Income before income taxes					$34,160

First Half Ended,
June 18, 2022 (168 days)
(thousands)	Environmental Services	Oil Business	Industrial and Field Services	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$114,479	$5,212	$24,809	$—	$144,500
Product revenues	25,013	114,249	—	—	139,262
Rental income	12,228	23	—	—	12,251
Total revenues	$151,720	$119,484	$24,809	$—	$296,013
Operating expenses
Operating costs	114,837	70,006	21,695	—	206,538
Operating depreciation and amortization	5,236	4,209	845	—	10,290
Profit before corporate selling, general, and administrative expenses	$31,647	$45,269	$2,269	$—	$79,185
Selling, general, and administrative expenses				28,759	28,759
Depreciation and amortization from SG&A				2,995	2,995
Total selling, general, and administrative expenses				$31,754	$31,754
Other expense - net				791	791
Operating income					46,640
Interest expense – net				473	473
Income before income taxes					$46,167

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and to Adjusted EBITDA
(Unaudited)

	Second Quarter Ended,		First Half Ended,

(thousands)	June 30, 2023 (91 days)	June 18, 2022 (84 days)	June 30, 2023 (181 days)	June 18, 2022 (168 days)
Net income	$8,642	$21,107	$25,231	$33,985
Interest expense – net	1,929	250	3,743	473
Provision for income taxes	3,310	7,733	8,929	12,182
Depreciation and amortization	11,802	6,777	23,969	13,285
EBITDA (a)	$25,683	$35,867	$61,872	$59,925
Non-cash compensation (b)	1,197	1,292	2,455	2,785
Costs associated with mergers and business acquisitions (c)	458	823	507	835
Loss on disposal of re-refinery assets (d)	—	1,194	—	1,194
Provision for civil action settlement (e)	—	750	—	750
Adjusted EBITDA (f)	$27,338	$39,926	$64,834	$65,489

(a)	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders, and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b)	Non-cash compensation expenses which are recorded in SG&A.

(c)	Costs associated with mergers and business acquisitions which are recorded in SG&A.

(d)	Loss on disposal of assets related to our re-refinery operations.

(e)	Civil action settlement accrual recorded in Corporate SG&A Expense.

(f)	We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.